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                                                                    EXHIBIT 99.3


CONTACTS:
Media:         Judy Corman (212) 343-6833
Investors:     Ray Marchuk (212) 343-6741



    SCHOLASTIC WILL NOT UPDATE LITERACY PLACE BASAL TEXTBOOKS, RESULTING IN A
                $65-$70 MILLION FOURTH QUARTER FISCAL 2001 CHARGE

 WILL FOCUS EDUCATIONAL PUBLISHING EFFORTS ON FAST-GROWING READING IMPROVEMENT
           MARKET WHILE CONTINUING TO SUPPORT LITERACY PLACE CUSTOMERS

NEW YORK, NY, APRIL 17, 2001 - Scholastic Corporation (NMS: SCHL) announced today that it has decided not to update SCHOLASTIC LITERACY PLACE(R), its basal textbook reading program, for any future state adoptions and to focus its educational publishing efforts on reading improvement programs. Scholastic will continue to support LITERACY PLACE customers with professional development, materials and service, and will utilize selected LITERACY PLACE content in other programs.

The decision will result in an estimated one-time, predominantly non-cash pre-tax charge of approximately $65-70 million ($1.05-$1.15 per share after tax) in the fourth quarter ending May 31, 2001 to cover LITERACY PLACE capitalized prepublication costs, inventory and severance for the elimination of approximately l00 editorial and support positions (approximately 1% of the Company's workforce). There will be no significant reduction in the school sales force, a key asset in marketing educational products and supporting customers. LITERACY PLACE is expected to account for less than 2% of Scholastic's total revenue in the current fiscal year ending May 31, 2001.

Going forward, Scholastic will focus its educational publishing efforts on its fast-growing research-based reading improvement instructional materials consisting of intervention, technology, phonics, early childhood, extended learning and summer school programs, which help students overcome reading problems and achieve higher test scores. Launched in 1999, Scholastic's reading improvement programs cost less to produce and have rapidly grown into a profitable, $50 million business, with market leadership positions for READ 180(TM), SCHOLASTIC READ XL(TM) and WIGGLEWORKS(R), and the introduction of its effective SCHOLASTIC PHONICS READING(TM), SCHOLASTIC READING COUNTS(TM) and BUILDING LANGUAGE FOR LITERACY(TM) programs.

"We are committed to teaching children how to read and we intend to maintain a significant presence in reading curriculum," said Richard Robinson, Chairman, President and CEO. "Because the textbook market has changed, our resources will be better applied to our reading improvement programs focused on helping the more than 8 million children who are reading below grade level. We can have more impact by helping children at risk with innovative products such as READ 180 -- where we have already established our expertise -- than by continuing to produce basal textbooks.

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"LITERACY PLACE was published to critical acclaim," said Mr. Robinson "and has had sales of more than $250 million since its debut in 1995. While LITERACY PLACE is an outstanding product, it has not met our long-term financial goals and would not have done so in an acceptable time frame. Basal textbook reading programs are expensive to develop and highly dependent on statewide adoptions and have become increasingly competitive.

"This was a difficult strategic decision," Mr. Robinson continued, "but we are committed to taking the necessary steps to further strengthen our financial performance for Scholastic's shareholders. We believe that we can be more profitable and make a greater contribution to reading instruction through our reading improvement products."

Scholastic reaffirmed its Fiscal 2002 (June 1, 2001-May 31, 2002) earnings outlook, noting that today's decision will reduce revenue and be earnings neutral in Fiscal 2002, but will improve Fiscal 2002 cash flow (due to lower prepublication spending and inventory requirements), reduce risk, and give Scholastic greater financial flexibility to achieve its margin improvement goals. Today's decision is expected to have a favorable impact on earnings and margins in Fiscal 2003 and beyond.

Scholastic will continue to have a significant long-term educational presence in schools with supplementary materials such as classroom magazines, paperback libraries, and professional books for teachers, Grolier nonfiction children's books for libraries, as well as core curriculum reading improvement products.

Key Scholastic reading improvement programs targeted at children who are reading at or below grade level include:

o READ 180 -- A technology-based program for non-reading students in middle school. It is currently being used by one or more schools in the top 70% of urban school districts in the US.

o  READ XL -- A textbook program for below grade readers in middle school.

o  WIGGLEWORKS -- A beginning reading program in CD-ROM format for K-1.

o BUILDING LANGUAGE FOR LITERACY -- A Pre-K and kindergarten reading program based on the works of authors Catherine Snow of Harvard and Susan Neuman of the University of Michigan.

o SCHOLASTIC PHONICS READING PROGRAM - A beginning phonics instruction program for K-1.

o SCHOLASTIC READING COUNTS(TM) - A reading motivation and management program for K-12.

The Company expects to discuss this announcement in a conference call at 9:00 a.m. (Eastern time) today, April 17, 2001. To participate, call 1-800-621-7762 with the password "SCHOLASTIC." The meeting leader is Richard Robinson. An audio replay of the call will also be available from 9:00 a.m. to 5:00 p.m. (Eastern time) April 17, 2001 to April 24, 2001 by calling 1-888-566-0418.

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Scholastic (NMS: SCHL) is the world's largest publisher and distributor of children's books. A global children's publishing and media company serving the needs of parents, teachers, and children, Scholastic provides proprietary book and software distribution through school book clubs, school book fairs and to classrooms, as well as through the retail trade. Since 1920, Scholastic has created quality educational materials for schools and has expanded its reach to include the distribution of books, software, toys, online learning services and television programming directly to the home. Scholastic recently acquired Grolier, the leading print and online publisher of children's reference materials and the leader in children's direct-to-home book clubs. Internationally, Scholastic operates wholly owned companies in Argentina, Australia, Canada, Hong Kong, India, Indonesia, Malaysia, Mexico, New Zealand, the Philippines, Singapore, Taiwan, Thailand and the United Kingdom. The U.S. Scholastic web site HTTP://WWW.SCHOLASTIC.COM is a leading provider of educational services online for parents, teachers and children.

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FORWARD-LOOKING STATEMENTS: This news release contains certain forward-looking statements. Such forward looking statements, which are subject to various risks and uncertainties including the conditions of the children's book and instructional material markets and acceptance of the Company's product within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.
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